Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FOURTH QUARTER RESULTS

Company provides 2011 earnings guidance in a range between $1.25 and $1.40

TAMPA, February 4, 2011 — TECO Energy, Inc. (NYSE:TE) today reported fourth quarter net income of $56.7 million or $0.27 per share, compared to $53.5 million or $0.25 per share in the fourth quarter of 2009. Net income in the fourth quarter included a net gain from the previously announced sale of the ownership interest in DECA II in Guatemala, partially offset by a debt extinguishment charge described below.

Full year net income and earnings per share were $239.0 million or $1.12 per share in 2010, compared to $213.9 million or $1.00 per share in the same period in 2009. Net income included $36.5 million and $16.1 million of net charges in 2010 and 2009, respectively, which are described below.

Fourth-quarter 2010 non-GAAP results were $48.9 million, which excluded the net gain from the previously announced sale of the ownership interest in DECA II in Guatemala, and a charge related to the early retirement of TECO Energy debt. Fourth-quarter 2009 non-GAAP results, which excluded $0.4 million of restructuring charges, were $53.9 million. These are discussed in the non-GAAP results section below and the Results Reconciliation table later in this release.

Full year 2010 and 2009 non-GAAP results were $275.5 million and $230.0 million, respectively, which excluded $36.5 million and $16.1 million of net charges and gains, which are discussed in the non-GAAP results section below and the Results Reconciliation table later in this release.

TECO Energy President and Chief Executive Officer John Ramil said, “We are pleased with the strong results at our operating companies, which all contributed to our significant earnings growth in 2010. We have also seen some signs of improvement in the Florida economy, as reflected in continued customer growth for the Florida utilities. We were also able to provide meaningful benefits to our utility customers through one-time credits to their bills approved by the Florida Public Service Commission.”

Ramil also said, “We are looking forward to continued solid financial performance in 2011 from gradual improvements in the Florida economy, robust metallurgical coal markets, good operations in Guatemala, and the benefits of our 2010 debt retirement actions. Moreover, I look to continue meeting our commitments to investors of earning our allowed returns at the utilities, delivering maximum value from our unregulated businesses, and strengthening our balance sheet.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP results used in this release. Non-GAAP results exclude the charges and gains described following the table. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

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All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

	3 months ended Dec. 31		12 months ended Dec. 31
(millions)	2010	2009	2010	2009
Net income attributable to TECO Energy	$56.7	$53.5	$239.0	$213.9

Non-GAAP Results	$48.9	$53.9	$275.5	$230.0

Fourth quarter 2010 non-GAAP results exclude a $21 million net gain on the October sale of TECO Guatemala’s ownership interest in DECA II and a $13.2 million charge related to the early retirement of $236.3 million of TECO Energy and TECO Finance notes with maturities in 2012. In addition to the fourth quarter charges and gains, full year 2010 non-GAAP results also excluded $24.9 million of tax expense on previously undistributed earnings at DECA II, a $1.8 million benefit from the recovery of fees related to the previously sold McAdams Power Station, a $20.3 million charge associated with the early retirement of $300.0 million of TECO Energy and TECO Finance notes and the final $0.9 million charge for the 2009 restructuring.

Fourth quarter 2009 non-GAAP results excluded $0.4 million of restructuring charges. In 2009, full year non-GAAP results excluded net charges and gains of $16.1 million consisting of $15.8 million of restructuring charges at Tampa Electric, Peoples Gas and TECO Energy, the write-off of $5.2 million of project development costs at Tampa Electric, primarily related to the Polk Unit 6 IGCC plant, a $3.8 million loss on auction-rate securities held at TECO Energy, and an $8.7 million net gain on the sale of TECO Guatemala’s 16.5% interest in the Central American fiber optic telecommunications provider, Navega. (See the Results Reconciliation table.)

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information	3 months ended Dec. 31		12 months ended Dec. 31

(millions)	2010	2009	2010	2009
Net Income (loss)
Tampa Electric	$42.0	$39.1	$208.8	$160.2
Peoples Gas System	7.4	12.7	34.1	31.9
TECO Coal	7.2	7.5	53.0	37.2
TECO Guatemala	33.2	9.4	41.6	38.6
Parent & other	(33.1)	(15.2)	(98.5)	(54.0)

Net income attributable to TECO Energy	$56.7	$53.5	$239.0	$213.9

Operating Company Results

All amounts included in the operating company and Parent & other results discussions below are after tax, unless otherwise noted.

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Due to an accounting rule change related to variable interest entities, effective Jan. 1, 2010, the results from the San José and Alborada power stations at TECO Guatemala were consolidated in the financial statements of TECO Energy. Prior periods have not been restated to reflect this change, which did not affect net income.

Tampa Electric

Tampa Electric reported net income for the fourth quarter of $42.0 million, compared with $39.1 million for the same period in 2009. There were no charges or gains in the fourth quarter of 2010. Fourth-quarter 2009 non-GAAP results were $39.3 million, which excluded $0.2 million of restructuring charges (see the Results Reconciliation table later in this release). Net income reflected the 2010 component of rates approved by the FPSC in December 2009, a 0.6% higher average number of customers, higher earnings on nitrogen oxide (NOx) control projects, and higher operations and maintenance expenses. Net income included $0.3 million of Allowance for Funds Used During Construction (AFUDC) - equity, which represents allowed equity cost capitalized to construction costs, compared with $1.0 million in the 2009 period.

Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing cycle measurement, increased 2.8% in the fourth quarter of 2010 compared to the same period in 2009. The fourth quarter energy sales shown on the statistical summary that accompanies this earnings release does not reflect the higher sales associated with the late December cold weather due to the timing of billing cycles. Sales to industrial-phosphate customers, which are not weather sensitive, increased 2.5% in the fourth quarter of 2010, driven by strong sales and increased demand for phosphate fertilizers world wide.

Total degree days in Tampa Electric’s service area were 18% above normal and 11% higher than in the fourth quarter of 2009. Energy sales do not directly correlate to the increase in total degree days due to the short duration of cold weather early in December. Pretax base revenue increased between $5 and $7 million from colder December weather in 2010, compared to 2009’s fourth quarter. Pretax base revenues increased between $7 and $9 million in the fourth quarter of 2010, due to the new base rates approved by the FPSC for Tampa Electric effective in January 2010.

Operations and maintenance expense, excluding charges and all FPSC-approved cost recovery clauses, increased $7.1 million, driven primarily by the accrual of performance-based incentive compensation for all employees based on financial results and higher spending on power plant maintenance.

Compared to the fourth quarter of 2009, depreciation and amortization expense increased $1.5 million, reflecting additions to facilities to serve customers including peaking combustion turbines, NOx control projects and rail unloading facilities.

Full year net income was $208.8 million, compared to $160.2 million in 2009. There were no charges or gains in 2010. 2009 non-GAAP results were $176.7 million, which excluded the $11.3 million of restructuring charges and the $5.2 million write-off of project development costs primarily related to the Polk Unit 6 IGCC project (see the Results Reconciliation table later in this release).

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Full year 2010 results were driven primarily by higher base revenues from favorable weather, new base rates, 0.6% higher average number of customers, higher earnings on NOx control projects, and higher operations and maintenance expenses. Net income in 2010 reflected the one-time $24.0 million reduction in base revenues ($14.7 million after tax) associated with the regulatory agreement approved by the FPSC in August that resolved all outstanding issues in the 2008 base rate case. Net income included $1.9 million of AFUDC - equity, compared with $9.3 million in the 2009 period for NOx control projects, coal rail unloading facilities and peaking combustion turbines.

In 2010, total degree days in Tampa Electric’s service area were 14% above normal and 10% above 2009. Pretax base revenue increased between $30 and $40 million from favorable weather in 2010. Pretax base revenues increased between $55 and $65 million in 2010 due to the new base rates approved by the FPSC for Tampa Electric effective in May 2009 and January 2010.

In 2010, total retail net energy for load, which is a calendar measurement of retail energy sales rather than a billing cycle measurement, increased 3.6%, compared to the 2009 period, driven primarily by favorable weather and the 0.6% increase in the average number of customers. Operations and maintenance expense, excluding the 2009 restructuring charges, project write-off and all FPSC-approved cost recovery clauses, increased $5.1 million, due to the accrual of performance-based incentive compensation for all employees partially offset by lower spending on generating unit maintenance.

Compared to 2009, depreciation and amortization expense increased $9.5 million, reflecting the additions to facilities to serve customers discussed above. In 2010, interest expense increased $4.0 million due to debt issued in 2009. Net income in 2010 reflected a $3.5 million tax benefit from the domestic production deduction compared to 2009, when no domestic production deduction was recorded.

Peoples Gas

Peoples Gas reported net income of $7.4 million for the fourth quarter, compared to $12.7 million in the same period in 2009. There were no charges or gains in the fourth quarter of 2010. Non-GAAP results of $12.8 million in 2009 excluded $0.1 million of restructuring costs (see the Results Reconciliation table later in this release). Results in 2009 included a $4.0 million favorable adjustment to previously recorded deferred tax balances. Higher base revenues in 2010’s fourth quarter were more than offset by higher operations and maintenance expense and higher depreciation. Quarterly results reflect a 0.5% higher average number of customers and increased sales to commercial and industrial customers due to the return to service of several higher volume customers that were idle in the 2009 period. Volumes for the weather-sensitive residential customers increased due to the coldest December since 1890. Non-fuel operations and maintenance expense increased, primarily due to higher spending on pipeline integrity and pipeline awareness. Fourth quarter 2010 results also reflect increased depreciation expense due to routine plant additions.

Peoples Gas reported full year net income of $34.1 million in 2010, compared to net income of $31.9 million in 2009. There were no charges or gains in 2010. Non-GAAP results of $34.8 million in 2009 excluded $2.9 million of restructuring costs (see the Results Reconciliation table later in this release). Results in 2009 included a $4.0 million favorable adjustment to previously recorded deferred tax balances. Results in 2010 reflect a 0.5% higher average number of customers. Residential customer usage increased due to the cold weather in the winter of 2010. In 2010, pretax base revenues increased approximately $10 million due to the unprecedented cold winter weather and approximately $5 million due to the higher base rates which became effective in June 2009. Increased sales to commercial and industrial customers reflect the colder-than-normal weather, the return to service of several higher volume customers that were idle in the 2009 period and generally higher usage by those customers. Gas transported for power generation customers increased in 2010 due to higher power demand in the first quarter. Non-fuel operations and maintenance expense increased, due to the same factors as in the fourth quarter.

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As a result of the unprecedented cold winter weather in 2010, in the second quarter of 2010 Peoples Gas projected that it would earn above the top of its allowed ROE range of 9.75% to 11.75% in 2010. In 2010, Peoples Gas recorded a $9.2 million total pretax provision related to the earnings above the top of the range primarily in the second and third quarters. In December 2010, Peoples Gas and the Office of Public Counsel entered into a stipulation and settlement agreement that called for $3.0 million of the provision to be refunded to customers in the form of a credit on customer’s bills in 2011, and the remainder applied to deficiencies in accumulated depreciation reserves. On Jan. 25, 2011 the FPSC approved the stipulation.

TECO Coal

TECO Coal achieved fourth quarter net income of $7.2 million on sales of 2.0 million tons, compared to $7.5 million on sales of 1.9 million tons in the same period in 2009. In the 2010 fourth quarter, results reflect an average net per-ton selling price, excluding transportation allowances, of more than $76 per ton, due to a sales mix that was more heavily weighted to metallurgical coal as a result of the timing of shipments in both the third and fourth quarters. In the fourth quarter of 2010, the all-in total per-ton cost of production increased to almost $71 per ton, from the timing of surface mine reclamation activities and generally higher mining costs due to productivity impacts associated with increased inspection activities. These results also reflect a $1.2 million unfavorable adjustment to federal income taxes. TECO Coal’s effective income tax rate in the fourth quarter of 2010 was 26%, compared to 12% in the 2009 period when tax percentage depletion reduced the effective income tax rate.

In 2010, TECO Coal recorded full year net income of $53.0 million on sales of 8.8 million tons in 2010, compared to $37.2 million on sales of 8.7 million tons in 2009. Full year net income includes a $4.1 million favorable net benefit from the settlement of state and federal income tax issues recorded in prior years. The 2010 sales mix was driven by the same factors as the fourth quarter. The 2010 average net per-ton selling price was more than $76 per ton, and the all-in total per-ton cost of production was $69 per ton. TECO Coal’s 2010 effective income tax rate was 22%, excluding the income tax settlements discussed above, compared to 17% in the 2009 full year period.

TECO Guatemala

TECO Guatemala reported fourth quarter net income of $33.2 million in 2010, compared to net income of $9.4 million in the 2009 period. TECO Guatemala’s fourth quarter 2010 non-GAAP results were $6.2 million, which exclude a $27 million gain on the sale of its ownership interest in DECA II, which included EEGSA and affiliated companies, on Oct. 21, 2010. There were no charges or gains in the fourth quarter of 2009. Net income was $41.6 million in 2010, compared to $38.6 million in 2009. In 2010, non-GAAP results were $39.5 million, which excluded the gain on the sale of DECA II and a $24.9 million tax charge related to previously undistributed earnings as a result of the sale. Non-GAAP results in 2009 were $29.9 million, which excluded an $8.7 million net gain on the sale of the telecommunications company, Navega.

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Fourth quarter results reflect the absence of earnings from DECA II, a $2.0 million reduction, lower capacity payments at the Alborada Power Station under the contract extension effective Sept. 12, 2010, and normal operations and capacity payments at the San José Power Station. In 2009, net income was reduced $2.0 million due to lower capacity payments under the contract due to the unplanned outage early in the year. Because the capacity payment for the San José Power Station is calculated on a rolling 12-month average, it returned to normal levels in the second quarter of 2010. In 2009, fourth quarter results included a net $1.7 million insurance recovery related to the unplanned outages at the San José Power Station in 2009.

Full year 2010 results reflect substantially higher earnings from the San José Power Station as the station operated normally throughout the year following the extended unplanned outages in 2009, partially offset by the impact of the lower capacity payments at the Alborada Power Station and the October sale of DECAII.

Parent & other

The cost for Parent & other in the fourth quarter of 2010 was $33.1 million, compared to a cost of $15.2 million in the same period in 2009. The fourth quarter 2010 non-GAAP cost for Parent & other was $13.9 million, which excluded a $13.2 million charge related to early retirement of TECO Energy debt, and a $6.0 million foreign tax credit valuation allowance as a result of the sale of DECA II based on estimated foreign source income and projected timing of the utilization of the net operating loss carry forwards. Results included a $3.5 million unfavorable tax adjustment that offsets the favorable domestic production deduction at Tampa Electric due to TECO Energy’s consolidated NOL position. Results in 2010 also included $1.7 million of net tax adjustments, offset by $1.7 million lower interest expense as a result of debt restructuring and reduction.

For the year 2010 Parent & other cost was $98.5 million, compared to $54.0 million in 2009. The 2010 non-GAAP cost was $59.9 million, which excluded the fourth quarter charges described above, the $1.8 million benefit related to the McAdams Power station, the $20.3 million of debt retirement charges and $0.9 million of final restructuring costs recorded in prior quarters. Non-GAAP results in 2009 were $48.6 million which excluded $1.6 million of restructuring cost and a $3.8 million charge associated with the sale of auction-rate securities held at TECO Energy parent (see the Results Reconciliation table.).

Compared to 2009, which included a $2.6 million benefit from a sale of property by TECO Properties, 2010 non-GAAP cost included $9.6 million of foreign tax credit and other tax valuation adjustments based on estimated foreign source income and projected timing of the utilization of the net operating loss carry forwards, and a $1.1 million charge to adjust deferred tax balances related to Medicare Part D subsidies as a result of the Patient Protection and Affordable Care Act enacted in the first quarter. Results also reflect $3.4 million lower interest expense as a result of debt restructuring and retirement.

Cash and Liquidity

The table below sets forth the Dec. 31, 2010 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

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	Balances as of Dec. 31, 2010
(millions)	Consolidated	Tampa Electric Company	Unregulated Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	19.4	12.7	—	6.7

Available credit facilities	655.6	462.3	—	193.3
Cash and short-term investments	82.3	3.7	38.9	39.7

Total liquidity	$737.9	$466.0	$38.9	$233.0

2011 Earnings Guidance

TECO Energy expects earnings per share in 2011 to be in a range between $1.25 and $1.40, excluding all charges and gains. TECO Energy expects earnings in 2011 to be driven by the factors discussed below.

This guidance is being provided in the form of a range to allow for varying outcomes with respect to important variables, such as the strength of the ongoing economic recovery in 2011, weather and customer usage at the Florida utilities, and demand for uncontracted tons and actual margins on contracted tons at TECO Coal.

Tampa Electric expects customer growth to continue in line with the trends experienced in 2010; however, due to the unusual weather experienced in 2010, expects lower energy sales in 2011 assuming normal weather. In 2010, weather added between $30 and $40 million to pretax base revenue at Tampa Electric. Also in 2010, Tampa Electric reduced base revenue $24 million as a one-time item under its regulatory agreement approved by the FPSC.

TECO Coal has more than 90% of its expected 2011 sales of between 8.5 and 9.0 million tons contracted , resulting in an average contracted selling price across all products of $87 per ton. The product mix is expected to be about 40% specialty coal, which includes stoker, metallurgical and PCI coals, and the remainder utility steam coal. The cost of production is expected to increase to a range between $74 and $78 per ton due to expected higher contract miner costs, higher safety related costs, higher royalties and severance costs, which are a function of selling price, and, due to delays in the issuance of permits, higher surface mining cost, primarily due to longer hauling distances. TECO Coal’s effective income tax rate is expected to be the normal 25% for 2010. At the end of 2011, an approximately 600,000 ton per year steam coal contract at below market prices concludes.

The guidance assumes normal operations for the Alborada and San José power stations in Guatemala. TECO Guatemala extended the power sales contract for the Alborada Power Station for five years at rates approximately 55%, or $7.0 million after tax on an annual basis, below the previous contract level effective Sep. 14, 2010. TECO Guatemala’s results will reflect the absence of earnings from DECA II, which was sold in October 2010. Prior to the sale, DECA II contributed $13.1 million to 2010 net income at TECO Guatemala.

Parent & other interest cost in 2011 will reflect the December 2010 early retirement of $236 million of TECO Energy and TECO Finance notes due in 2012, and the planned repayment of $64 million at its scheduled maturity in May 2011.

The table below summarizes the significant items that affected 2010.

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Items Affecting Comparability of 2010 Net Income to 2011 Projections

$ (millions) all amounts are after tax
2010 non-GAAP results	$275.5
Comparability Factors
Subtract Tampa Electric weather	$(21.6)
Add Tampa Electric stipulation	14.7
Add tax adjustments at Coal and Parent (net)	4.4
Subtract DECA II earnings	(13.1)
Add lower 2011 Parent & other interest expense	10.2
Subtract lower capacity payment at Alborada	(5.2)

Total comparability factors	$(10.6)

Adjusted 2010 non-GAAP results	$264.9

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance, which reflects the ongoing operations of TECO Energy’s businesses and allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP results as a benchmark for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP results reported by the company are not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

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Results Reconciliation (millions)	3 months ended Dec. 31		12 months ended Dec. 31
	2010	2009	2010	2009
GAAP net income	$56.7	$53.5	$239.0	$213.9

Exclude net gain on sale of DECA II	(21.0)	—	(21.0)	—
Add taxes on previously undistributed earnings at DECA II	—	—	24.9	—
Exclude recovery of fees related to McAdams Power Station sale	—	—	(1.8)	—
Add parent debt extinguishment	13.2	—	33.5	—
Add restructuring charges	—	0.4	0.9	15.8
Add Tampa Electric project development costs	—	—	—	5.2
Add valuation adjustment on auction rate securities	—	—	—	3.8
Exclude gain on sale of Navega	—	—	—	(8.7)

Total charges and gains	(7.8)	0.4	36.5	16.1

Non-GAAP results	$48.9	$53.9	$275.5	$230.0

(1)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community to discuss its fourth quarter results and 2011 earnings guidance and update 2011 business drivers at 9:00 AM Eastern time, Friday, February 4, 2011. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Website, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions, commodity prices; operating cost and environmental or safety rule changes affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric and natural gas demand at Peoples Gas; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2009, and as updated in subsequent SEC filings.

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Summary Information as of Dec. 31, 2010

	3 months ended		12 months ended
(millions except per share amounts)	2010	2009	2010	2009
Revenues	$775.0	$765.0	$3,487.9	$3,310.5

Net income attributable to TECO Energy	$56.7	$53.5	$239.0	$213.9

Earnings per share attributable to TECO Energy – basic	$0.27	$0.25	$1.12	$1.00

Earnings per share attributable to TECO Energy – diluted	$0.26	$0.25	$1.11	$1.00
Average common shares outstanding – basic	212.9	212.1	212.6	211.8
Average common shares outstanding – diluted	215.4	213.7	214.8	213.1

Contact:	News Media: Rick Morera - (813) 228-4945 Investor Relations: Mark Kane – (813) 228-1772 Internet: http://www.tecoenergy.com

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DECEMBER 2010

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission. The financial statements for the periods ended December 31, 2010 include the results of operations, financial position and cash flows for two power generation projects in Guatemala, previously reflected as unconsolidated affiliates, that were reconsolidated effective January 1, 2010 in accordance with new accounting guidance.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions except share data)	2010	2009	2010	2009
Revenues
Regulated electric and gas	$593.5	$613.1	$2,672.6	$2,649.1
Unregulated	181.5	151.9	815.3	661.4

Total revenues	775.0	765.0	3,487.9	3,310.5

Expenses
Regulated operations
Fuel	175.0	202.2	748.9	909.9
Purchased power	28.1	33.0	179.6	177.6
Cost of natural gas sold	48.1	56.0	284.5	242.7
Other	89.5	73.6	370.0	318.7
Operation other expense
Mining related costs	107.6	106.1	482.7	458.7
Guatemalan power generation	16.6	3.1	65.1	12.3
Other	1.6	2.1	6.6	4.8
Maintenance	47.7	42.7	184.8	187.6
Depreciation and amortization	79.2	74.1	312.9	287.9
Restructuring charges	0.0	0.7	1.5	25.7
Recoveries from previously impaired assets	0.0	0.0	(2.9)	0.0
Taxes, other than income	53.3	52.0	227.4	224.4

Total expenses	646.7	645.6	2,861.1	2,850.3

Income from operations	128.3	119.4	626.8	460.2

Other income (expense)
Allowance for other funds used during construction	0.3	1.0	1.9	9.3
Other income	41.3	2.0	57.3	23.3
Loss on debt extinguishment	(22.5)	0.0	(55.5)	0.0
Income from equity investments	(0.1)	13.7	10.4	46.7

Total other income	19.0	16.7	14.1	79.3

Interest charges
Interest expense	56.6	58.3	232.4	231.5
Allowance for borrowed funds used during construction	(0.2)	(1.3)	(1.1)	(4.5)

Total interest charges	56.4	57.0	231.3	227.0

Income before provision for income taxes	90.9	79.1	409.6	312.5
Provision for income taxes	34.1	25.6	170.0	98.6

Net income	56.8	53.5	239.6	213.9
Less: Net income attributable to noncontrolling interest	(0.1)	0.0	(0.6)	0.0

Net income attributable to TECO Energy	$56.7	$53.5	$239.0	$213.9

Average common shares outstanding - basic (millions)	212.9	212.1	212.6	211.8
Average common shares outstanding - diluted (millions)	215.4	213.7	214.8	213.1
Earnings per average common share outstanding:
Earnings per share attributable to TECO Energy — basic	0.27	0.25	1.12	1.00
Earnings per share attributable to TECO Energy — diluted	0.26	0.25	1.11	1.00

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	December 31,
(millions)	2010	2009
Assets
Current assets
Cash and cash equivalents	$67.5	$46.0
Short-term investments	14.8	0.8
Receivables	333.4	277.4
Inventories at average cost
Fuel	169.5	124.3
Materials and supplies	78.1	65.7
Current derivative assets	2.7	0.8
Income tax receivables	0.4	1.7
Prepayments and other current assets	28.5	25.7
Current regulatory assets	62.7	109.2

Total current assets	757.6	651.6

Property, plant and equipment
Utility plant in service
Electric	6,558.9	6,079.5
Gas	1,115.0	1,017.2
Construction work in progress	212.4	304.5
Other property	398.5	377.2

Property plant and equipment at original cost	8,284.8	7,778.4
Accumulated depreciation	(2,443.8)	(2,234.3)

Total property, plant and equipment, net	5,841.0	5,544.1

Other assets
Deferred income taxes	57.3	222.7
Long-term regulatory assets	341.9	335.6
Investment in unconsolidated affiliates	0.0	279.3
Goodwill	55.4	59.4
Long-term derivative assets	0.2	0.2
Deferred charges and other assets	141.2	126.6

Total other assets	596.0	1,023.8

Total assets	$7,194.6	$7,219.5

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$67.1	$106.5
Non-recourse	11.2	1.4
Notes payable	12.0	55.0
Accounts payable	281.5	251.4
Other current liabilities	18.2	20.6
Customer deposits	156.5	151.2
Current derivative liabilities	27.2	34.0
Interest accrued	42.4	45.3
Taxes accrued	26.2	20.5
Current regulatory liabilities	110.0	85.4

Total current liabilities	752.3	771.3

Other liabilities
Investment tax credits	10.4	10.8
Long-term regulatory liabilities	630.8	602.6
Long-term derivative liabilities	2.6	3.6
Deferred credits and other liabilities	479.8	544.2
Long-term debt, less amount due within one year
Recourse	3,114.6	3,195.4
Non-recourse	33.5	6.2

Total other liabilities	4,271.7	4,362.8

Total Liabilities	5,024.0	5,134.1
Capital
Common equity	214.9	213.9
Additional paid in capital	1,542.0	1,530.8
Retained earnings	430.0	365.7
Accumulated other comprehensive loss	(17.2)	(25.0)

TECO Energy stockholders’ equity	2,169.7	2,085.4
Noncontrolling interest	0.9	0.0

Total capital	2,170.6	2,085.4

Total liabilities and capital	$7,194.6	$7,219.5

Book Value Per Share	$10.10	$9.75

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions)	2010	2009	2010	2009
Cash flows from operating activities
Net income	$56.8	$53.5	$239.6	$213.9
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	79.2	74.1	312.9	287.9
Deferred income taxes	26.4	25.5	162.9	98.5
Investment tax credits, net	(0.1)	(0.1)	(0.4)	(0.4)
Allowance for other funds used during construction	(0.3)	(1.0)	(1.9)	(9.3)
Non-cash stock compensation	2.0	1.7	7.4	10.3
Gain on sales of business / assets, pretax	(38.7)	(0.5)	(39.6)	(16.0)
Noncash debt extinguishment, pretax	1.3	0.0	2.2	0.0
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	0.1	4.9	6.9	(4.3)
Deferred recovery clause	10.4	25.2	55.0	136.6
Receivables, less allowance for uncollectibles	38.1	59.2	(43.9)	8.5
Inventories	(13.0)	10.6	(41.4)	(27.0)
Prepayments and other current assets	3.0	1.7	(1.3)	0.1
Taxes accrued	(33.7)	(39.0)	4.9	0.2
Interest accrued	(29.7)	(37.0)	(6.0)	0.1
Accounts payable	14.2	(11.4)	51.0	(38.7)
Other	(44.6)	17.4	(43.9)	64.3

	71.4	184.8	664.4	724.7

Cash flows from investing activities
Capital expenditures	(114.8)	(140.4)	(489.7)	(639.8)
Allowance for other funds used during construction	0.3	1.0	1.9	9.3
Net proceeds from sale of business / assets	181.7	2.1	183.1	31.6
Net cash increase from consolidation	0.0	0.0	24.1	0.0
Restricted cash	0.0	0.0	0.0	0.5
Contributions to unconsolidated affiliates	0.0	0.0	(1.7)	(0.2)
Other investments	(0.1)	(0.8)	(14.0)	16.3

	67.1	(138.1)	(296.3)	(582.3)

Cash flows from financing activities
Dividends	(44.0)	(42.8)	(174.7)	(170.8)
Proceeds from sale of common stock	2.2	1.6	7.8	5.1
Proceeds from long-term debt	396.2	0.0	939.7	102.0
Repayment of long-term debt / Purchase in lieu of redemption	(562.0)	0.0	(1,075.7)	(6.9)
Dividend to noncontrolling interest	0.0	0.0	(0.7)	0.0
Net decrease in short-term debt	(15.0)	(5.0)	(43.0)	(38.0)

	(222.6)	(46.2)	(346.6)	(108.6)

Net increase (decrease) in cash and cash equivalents	(84.1)	0.5	21.5	33.8
Cash and cash equivalents at beginning of period	151.6	45.5	46.0	12.2

Cash and cash equivalents at end of period	$67.5	$46.0	$67.5	$46.0

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas	TECO Coal	TECO Guatemala	Other & Eliminations	TECO Energy
Three months ended December 31,
2010	Revenues - outsiders	$491.0	$102.5	$152.1	$28.7	$0.7	$775.0
	Sales to affiliates	0.3	1.8	—	—	(2.1)	—

	Total revenues	491.3	104.3	152.1	28.7	(1.4)	775.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	1.0	(1.1)	(0.1)
	Depreciation	54.9	11.7	10.7	1.9	—	79.2
	Restructuring charges	—	—	—	—	—	—
	Total interest charges (2)	30.9	4.5	1.6	2.7	16.7	56.4
	Allocated interest expense (income) included above (2)	—	—	1.6	1.7	(3.3)	—
	Provision (Benefit) for income taxes	24.0	4.4	2.7	10.3	(7.3)	34.1
	Net income (loss) attributable to TECO Energy (1)	$42.0	$7.4	$7.2	$33.2	$(33.1)	$56.7

2009	Revenues - outsiders	$502.4	$110.7	$149.6	$2.3	$—	$765.0
	Sales to affiliates	0.3	3.0	—	—	(3.3)	—

	Total revenues	502.7	113.7	149.6	2.3	(3.3)	765.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	14.3	(0.6)	13.7
	Depreciation	52.3	11.3	10.2	0.2	0.1	74.1
	Restructuring charges	0.3	0.2	—	—	0.2	0.7
	Total interest charges (2)	29.6	4.6	1.8	3.3	17.7	57.0
	Allocated interest expense (income) included above (2)	—	—	1.6	3.2	(4.8)	—
	Provision (Benefit) for income taxes	29.3	1.0	1.1	0.1	(5.9)	25.6
	Net income (loss) attributable to TECO Energy (1)	$39.1	$12.7	$7.5	$9.4	$(15.2)	$53.5

Twelve months ended December 31,
2010	Revenues - outsiders	$2,161.9	$510.7	$690.0	$124.4	$0.9	$3,487.9
	Sales to affiliates	1.3	19.2	—	—	(20.5)	—

	Total revenues	2,163.2	529.9	690.0	124.4	(19.6)	3,487.9
	Equity Earnings in Unconsolidated Affiliates	—	—	—	13.1	(2.7)	10.4
	Depreciation	215.9	46.0	43.5	7.3	0.2	312.9
	Restructuring charges	—	—	—	—	1.5	1.5
	Total interest charges (2)	122.7	18.3	6.8	15.7	67.8	231.3
	Allocated interest expense (income) included above (2)	—	—	6.6	11.2	(17.8)	—
	Provision (Benefit) for income taxes	122.4	21.3	11.8	46.2	(31.7)	170.0
	Net income (loss) attributable to TECO Energy (1)	$208.8	$34.1	$53.0	$41.6	$(98.5)	$239.0

2009	Revenues - outsiders	$2,193.5	$455.6	$653.0	$8.3	$0.1	$3,310.5
	Sales to affiliates	1.3	15.2	—	—	(16.5)	—

	Total revenues	2,194.8	470.8	653.0	8.3	(16.4)	3,310.5
	Equity Earnings in Unconsolidated Affiliates	—	—	—	47.3	(0.6)	46.7
	Depreciation	200.4	44.2	42.2	0.8	0.3	287.9
	Restructuring charges	18.4	4.7	—	—	2.6	25.7
	Total interest charges (2)	116.2	18.7	7.3	12.9	71.9	227.0
	Allocated interest expense (income) included above (2)	—	—	6.4	12.6	(19.0)	—
	Provision (Benefit) for income taxes	98.4	13.3	7.8	10.8	(31.7)	98.6
	Net income (loss) attributable to TECO Energy (1)	$160.2	$31.9	$37.2	$38.6	$(54.0)	$213.9

(1)	Results are based on GAAP net income. For a complete reconciliation between GAAP and non-GAAP items, see Results Reconciliation in Earnings Release.
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of and 7.15% for January 2009 through June 2010 and 6.50% for July 2010 through December 2010.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended December 31,	2010	2009	Percent Change	2010	2009	Percent Change
Residential	$237,923	$248,672	(4.3)	1,991,002	2,044,382	(2.6)
Commercial	156,726	166,336	(5.8)	1,494,128	1,563,037	(4.4)
Industrial — Phosphate	20,114	20,281	(0.8)	226,876	221,446	2.5
Industrial — Other	25,077	25,535	(1.8)	253,932	257,748	(1.5)
Other sales of electricity	47,766	51,555	(7.3)	444,691	481,583	(7.7)

	487,606	512,379	(4.8)	4,410,629	4,568,196	(3.4)
Deferred and other revenues	(18,888)	(30,967)	(39.0)	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	8,581	8,896	(3.5)	115,291	92,573	24.5
Other operating revenue	14,046	12,349	13.7	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$491,345	$502,657	(2.3)	4,525,920	4,660,769	(2.9)

Average customers	672,047	667,710	0.6	—	—	—

Retail Net Energy For Load				4,696,372	4,566,850	2.8

Total Degree Days				901	813	10.8

	Operating Revenues*			Sales –— Kilowatt-hours*
Twelve Months Ended December 31,	2010	2009	Percent Change	2010	2009	Percent Change
Residential	$1,099,983	$1,082,459	1.6	9,184,729	8,666,471	6.0
Commercial	648,458	689,085	(5.9)	6,221,490	6,274,303	(0.8)
Industrial — Phosphate	84,176	81,177	3.7	952,247	906,280	5.1
Industrial — Other	103,675	110,979	(6.6)	1,058,003	1,088,473	(2.8)
Other sales of electricity	191,639	204,265	(6.2)	1,796,993	1,839,262	(2.3)

	2,127,931	2,167,965	(1.8)	19,213,462	18,774,789	2.3
Deferred and other revenues	(34,360)	(63,887)	(46.2)	—	—	—
Revenue Refund — Clause	(24,000)	—	—	—	—	—
Sales for resale	41,584	42,437	(2.0)	515,519	440,337	17.1
Other operating revenue	51,826	48,153	7.6	—	—	—
SO2 Allowance Sales	48	93	(48.4)	—	—	—
NOx Allowance Sales	206	—	—	—	—	—

	$2,163,235	$2,194,761	(1.4)	19,728,981	19,215,126	2.7

Average customers	670,991	666,747	0.6	—	—	—

Retail Net Energy For Load				20,466,325	19,752,584	3.6

Total Degree Days				4,763	4,324	10.2

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended December 31,	2010	2009	Percent Change	2010	2009	Percent Change
By Customer Segment:
Residential	$34,912	$31,927	9.3	20,818	16,740	24.4
Commercial	32,098	32,634	(1.6)	100,934	96,737	4.3
Industrial	1,946	1,982	(1.8)	47,846	45,974	4.1
Off System Sales	25,789	33,459	(22.9)	60,411	72,991	(17.2)
Power generation	2,171	2,295	(5.4)	129,387	126,327	2.4
Other revenues	5,882	8,912	(34.0)	—	—	—

	$102,798	$111,209	(7.6)	359,396	358,769	0.2

By Sales Type:
System supply	$72,440	$79,446	(8.8)	91,828	102,760	(10.6)
Transportation	24,476	22,851	7.1	267,568	256,009	4.5
Other revenues	5,882	8,912	(34.0)	—	—	—

	$102,798	$111,209	(7.6)	359,396	358,769	0.2

Average customers	335,347	333,629	0.5	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended December 31,	2010	2009	Percent Change	2010	2009	Percent Change
By Customer Segment:
Residential	$159,531	$143,367	11.3	90,516	73,480	23.2
Commercial	143,775	142,195	1.1	407,937	381,662	6.9
Industrial	8,924	7,690	16.0	197,497	179,810	9.8
Off System Sales	162,317	118,074	37.5	309,672	268,939	15.1
Power generation	9,690	10,047	(3.6)	582,155	538,353	8.1
Other revenues	37,205	40,613	(8.4)	—	—	—

	$521,442	$461,986	12.9	1,587,777	1,442,244	10.1

By Sales Type:
System supply	$385,784	$332,383	16.1	451,024	397,992	13.3
Transportation	98,453	88,990	10.6	1,136,753	1,044,252	8.9
Other revenues	37,205	40,613	(8.4)	—	—	—

	$521,442	$461,986	12.9	1,587,777	1,442,244	10.1

Average customers	336,019	334,447	0.5	—	—	—

*	in thousands